Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on March 29, 2010 (the “Effective Date”), by and between Integrated Electrical Services, Inc. (the “Company”) and Terry L. Freeman (the “Executive”).

WHEREAS, the Company desires to employ Executive as Senior Vice President & Chief Financial Officer of the Company from and after the Effective Date until such date as his employment shall end pursuant to the terms and conditions contained herein; and

WHEREAS, Executive desires to be employed by the Company in such position pursuant to the terms and conditions contained herein;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and undertakings contained in this Agreement, and intending to be legally bound, the Company and Executive hereby agree as follows:

I.	Employment Term.

Subject to Section IV.E, Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party for any reason, at the option either of the Company or Executive.  However, as provided in this Agreement, Executive may be entitled to certain severance benefits depending upon the circumstances of Executive’s termination of employment.  The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term.”

II.	Position.

A.
During the Employment Term, Executive shall serve as the Company’s Senior Vice President & Chief Financial Officer.  In such position, Executive shall report to the President & CEO of the Company and shall have the authority, responsibilities, and duties reasonably accorded to, expected of and consistent with Executive’s position.

B.
During the Employment Term, Executive will devote Executive’s full business time, attention and efforts to the performance of Executive’s duties hereunder and will not engage in any other activity (for compensation or otherwise) which would, either individually or in the aggregate, conflict or interfere with or otherwise adversely affect the rendition of such performance either directly or indirectly, without the prior written consent of the Board of Directors of the Company (the “Board”).  The foregoing limitations shall not be construed as prohibiting Executive from engaging in other activities and making personal investments in such form or manner as will neither require Executive’s services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Section V hereof or otherwise conflict with his responsibilities to the Company.

III.	Compensation.

A.
Base Salary.  The Company shall pay Executive a base salary at the annual rate of $350,000, payable in accordance with the Company’s payroll practices (the “Base Salary”). Executive shall be entitled to such increases in Base Salary, if any, as may be determined on at least an annual basis in the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”).

B.	Annual Bonus.

1.
For each fiscal year (“Fiscal Year”) of the Company during the Employment Term, Executive shall be given the opportunity to earn an incentive bonus (the “Annual Bonus”).  Executive’s target Annual Bonus Opportunity for each Fiscal Year during the Employment Term shall be set by the Compensation Committee, in their sole discretion.  For Fiscal year 2010, Executive’s Annual Bonus Opportunity shall be 75% of his Base Salary (the “Annual Bonus Opportunity”), but prorated for the initial Fiscal Year of the Employment Term if it does not begin on the first day of such Fiscal Year.  The actual Annual Bonus payable to Executive with respect to a Fiscal Year shall be dependent upon the achievement of performance objectives established by the Compensation Committee and may be greater or less than the Annual Bonus Opportunity depending on performance objective results.  That portion of Executive’s Annual Bonus Opportunity for a Fiscal Year that is tied to objective targets established by the Compensation Committee may not be subsequently reduced by the Compensation Committee.  The Compensation Committee shall have the sole right to determine whether Executive may be entitled to a discretionary bonus and to determine the criteria to be considered in making such decision.  Except as otherwise provided herein, Executive must be an employee of the Company or an affiliate of the Company on the date an Annual Bonus for a Fiscal Year is paid to be eligible for payment, which payment shall be at the same time as annual bonuses are paid to other similar executives of the Company.

2.
Notwithstanding the forgoing, the Company will guarantee a minimum Annual Bonus payment of $75,000 for Fiscal Year 2010, payable in the form of restricted Company common stock under the Company’s 2006 Equity Incentive Plan, to be issued on or about the Effective Date (the “Restricted Shares”).  The number of Restricted Shares will be determined by dividing $75,000 by the closing price of the Company’s common stock on the Effective Date, then rounded down to the nearest whole number.  If Executive is employed by the Company on December 15, 2010, the restrictions will lapse as of such date.  In the event Executive’s employment is terminated by the Company without Cause (as defined below), by Executive’s resignation for Good Reason (as defined below) or by Executive’s death prior to December 15, 2010, the restrictions will lapse as of the date of termination.  In the event Executive’s employment is terminated by the Company for Cause or by Executive’s resignation without Good Reason prior to December 15, 2010, all of the Restricted Shares will be forfeited as of the date of termination.  In the event Executive earns an Annual Bonus or any other bonus or annual incentive compensation for Fiscal Year 2010 in an aggregate amount in excess of $75,000, such excess amount shall be paid in cash.

C.	Signing Bonus. Executive shall receive a $50,000 signing bonus, payable within sixty (60) days following the Effective Date.

D.
Long Term Incentive Awards.  During the Employment Term, Executive shall be eligible to participate in the Company’s Long-Term Incentive Plan, as modified, amended or replaced from time to time (the “LTIP”).  Executive’s annual long term award opportunities under the LTIP shall be determined by the Compensation Committee, in its sole discretion.  Executive’s target LTIP Opportunity for Fiscal Year 2010 shall be 125% of Executive’s Annual Base Salary.

E.
Employee Benefits.  During the Employment Term, Executive shall be eligible to participate in the Company’s employee benefit plans as in effect from time to time (collectively, “Employee Benefits”) on the same basis as such employee benefit plans are generally made available to other comparable executives of the Company.

1.
Vacation.  Executive shall be entitled to four (4) weeks of annual vacation leave (prorated for Executive’s initial year, if not a full year).  Such leave shall be administered in accordance with the Company’s vacation policy.

2.	Automobile Allowance. During the Employment Term, Executive shall be entitled to an automobile allowance of $1,500 per month paid in accordance with the Company’s normal payroll practices.

F.
Business Expenses.  During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with the Company’s expense policy and Section IV.H.3 hereof.

IV.
Termination.  Notwithstanding any other provision of this Agreement, the provisions of this Section IV shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

A.	By the Company for Cause or Resignation by Executive Without Good Reason.

1.
The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) or by Executive’s resignation without Good Reason (as defined in Section IV.C.2 herein);

2.
For purposes of this Agreement, “Cause” shall mean (i) Executive’s willful and material breach of this Agreement, which breach either cannot be cured or, if capable of being cured, is not cured within ten (10) days after receipt of written notice of such breach; (ii) Executive’s gross negligence in the performance or intentional nonperformance (where such nonperformance continues for ten (10) days after receipt of written notice of need to cure) of any of Executive’s material duties and responsibilities to the Company; (iii) Executive’s dishonesty or fraud with respect to the business, reputation or affairs of the Company, which materially and adversely affects the Company (monetarily or otherwise); (iv) Executive’s conviction of, or a plea of other than not guilty to, a felony or a misdemeanor involving moral turpitude; (v) Executive’s confirmed drug or alcohol abuse that materially affects Executive’s service or materially violates the Company’s drug or alcohol abuse policy; (vi) Executive’s material violation of the Company’s personnel or similar policy, such policy having been made available to Executive by the Company which violation materially and adversely affects the Company; or (vii) Executive’s having committed any material violation of any federal law regulating securities (without having relied on the advice of the Company’s attorney) or having been the subject of any final order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, for any securities violation involving fraud, including, for example, any such order consented to by Executive in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied.

3.	If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

a.	Executive’s earned, but unpaid, Base Salary through the date of termination;

b.
Reimbursement, within sixty (60) days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed reasonable business expenses properly incurred by Executive in the performance of Executive’s duties in accordance with the Company’s expense policy prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date such expenses were incurred; and

c.
Such Employee Benefits, if any, as to which Executive may be entitled under the terms of the employee benefit plans of the Company (the amounts described in clauses (a) through (c) of this Section IV.A.3 being referred to as the “Accrued Rights”).

B.	Disability or Death.

1.
The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties hereunder (such incapacity is hereinafter referred to as “Disability”).  Any question as to the existence of a Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company.  If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

2.
Upon termination of Executive’s employment hereunder for either death or Disability, Executive or Executive’s estate (as the case may be) shall be entitled to receive, subject to Section IV.G, the following:

a.	The Accrued Rights;

b.
Any unpaid Annual Bonus for the immediately preceding Fiscal Year plus the current year Annual Bonus, pro rated based on the percentage of the Fiscal Year that shall have elapsed through the date of termination.  The amount of any Annual Bonus shall be as determined by the Compensation Committee and shall be payable at the same time that such respective Fiscal Year Annual Bonuses are paid to other similar executives of the Company; and

c.
An amount, paid on the first business day of each month, equal to 100% of the applicable monthly COBRA premium under the Company’s group health plan, continued for the lesser of (i) twelve (12) months or (ii) until such COBRA coverage for Executive and his eligible dependents terminates.

C.	By the Company Without Cause or Resignation by Executive for Good Reason Prior to a Change in Control.

1.	The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.

2.
For purposes of this Agreement, “Good Reason” shall mean (A) any material reduction in Executive’s position, duties, authority,  or Base Salary; (B) any relocation of Executive’s primary location of work that is more than fifty (50) miles from its location as of the Effective Date; or (C) the Company’s breach of a material term of this Agreement; provided that any of the events described in clauses (A), (B) and (C) of this Section IV.C.2 shall constitute Good Reason only if the Company fails to cure such event within thirty (30) days after receipt from Executive of written notice of the event which constitutes Good Reason specifying the details of such failure or event; provided, further, that “Good Reason” shall cease to exist for an event on the sixtieth (60th) day following its occurrence, unless Executive has given the Company written notice thereof as provided above prior to such sixtieth (60th) day.  If such Good Reason event is not timely cured, then Executive’s employment shall terminate on the first day following the end of the thirty (30) day cure period.

3.
If Executive’s employment is terminated by the Company without Cause (and other than by reason of Executive’s death or Disability)  or if Executive resigns for Good Reason, Executive shall receive from the Company, subject to Section IV.G:

a.	The Accrued Rights;

b.
Continued payment of his Base Salary for twelve (12) months following the date of such termination, payable in accordance with the Company’s normal payroll practices as in effect on the date of termination

c.
Any unpaid Annual Bonus for the immediately preceding Fiscal Year plus the current year Annual Bonus, pro rated based on the percentage of the Fiscal Year that shall have elapsed through the date of termination.  The amount of any Annual Bonus shall be as determined by the Compensation Committee and shall be payable at the same time that such respective Fiscal Year Annual Bonuses are paid to other similar executives of the Company;

d.
An amount, paid on the first business day of each month, equal to 100% of the applicable monthly COBRA premium under the Company’s group health plan, continued for the lesser of (i) twelve (12) months or (ii) until Executive becomes eligible for health benefits through subsequent employment;

e.
Continuation of the monthly automobile allowance (as described in Section III.E.2 herein) for twelve (12) months from the termination date or until Executive obtains comparable employment (as determined by the Company), whichever is shorter;

f.
Outplacement services for twelve (12) months from his termination date or until Executive obtains comparable employment (as determined by the Company), whichever is shorter.  Such outplacement services shall be commensurate with Executive’s position and reasonable in amount not to exceed $20,000; and

g.
Prorated amount of Executive’s unvested equity awards under all equity plans (including but not limited to any unvested options, restricted stock and performance share units) shall vest on the sixtieth (60th) day immediately following the date on which Executive’s employment is terminated.  Vesting proration period shall be calculated as the percentage of the vesting period for each unvested equity award in which Executive was actively employed.

D.	By the Company Without Cause or Resignation by Executive for Good Reason Within Twelve (12) Months Following a Change in Control.

1.	For purposes of this Agreement, a “Change in Control” means:

a.
Any person or any persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, other than Tontine Capital Partners L.P. and their respective affiliates, the Company or any subsidiary, shall “beneficially own” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time), directly or indirectly, at least fifty percent (50%) of the ordinary voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board; or

b.
Current Directors (as defined below) shall cease for any reason to constitute at least a majority of the members of the Board (for these purposes, a “Current Director” means, as of the date of determination, any person who (1) was a member of the Board on the date that the Company’s Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code became effective or (2) was nominated for election or elected to the Board with the affirmative vote of a majority of the current directors who were members of the Board at the time of such nomination or election), or at any meeting of the stockholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors shall fail to be elected; or

c.
The consummation of a sale, lease, exchange or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; provided, however, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.
Upon the consummation of a Change in Control during the Employment Term, all of Executive’s unvested equity awards under all equity plans (including but not limited to any unvested options, restricted stock and performance share units) shall vest in full.

3.
If Executive’s employment is terminated by the Company without Cause (and other than by reason of Executive’s death or Disability) or if Executive resigns for Good Reason on or within twelve (12) months immediately following a Change in Control, Executive shall receive from the Company (in lieu of any other severance payments or benefits under this Agreement) the following, subject to Section IV.G:

a.	The Accrued Rights;

b.
Continued payment of his Base Salary for twenty-four (24) months following the date of such termination, payable in accordance with the Company’s normal payroll practices as in effect on the date of termination;

c.	In a lump sum, an amount equal to two (2) times the greater of (i) the most recent Annual Bonus paid to Executive or (ii) the Annual Bonus Opportunity;

d.
An amount, paid on the first business day of each month, equal to 100% of the applicable monthly COBRA premium under the Company’s group health plan, continued for the lesser of (i) twelve (12) months or (ii) until Executive becomes eligible for health benefits through subsequent employment;

e.
Continuation of the monthly automobile allowance (as described in Section III.E.2 herein) for twelve (12) months from the termination date or until Executive obtains comparable employment (as determined by the Company), whichever is shorter;

f.
Outplacement services for twelve (12) months from his termination date or until Executive obtains comparable employment (as determined by the Company), whichever is shorter. Such outplacement services shall be commensurate with Executive’s position and reasonable in amount not to exceed $20,000.

E.
Notice of Termination.  Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section VIII.H hereof.  With respect to any termination of employment by Executive, such notice of termination shall be communicated to the Company at least thirty (30) days prior to such termination.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

F.
Officer/Board Resignation.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, and shall be deemed to have resigned, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and as an officer of the Company and the board of directors (and any committees thereof) and as an officer of any and all of the Company’s affiliates.

G.
Waiver and Release.  Notwithstanding any other provisions of this Agreement to the contrary, the Company shall not be obligated to make or provide any severance payments or benefits provided under this Section IV, other than the Accrued Rights, unless (i) within forty-five (45) days from the date on which Executive’s employment is terminated, Executive executes and delivers to the Company a general release (which shall be provided by the Company not later than five (5) days from the date on which Executive’s employment is terminated), whereby Executive releases the Company from all employment based or related claims of Executive and all obligations of the Company to Executive other than the Company’s obligations to make and provide the severance payments and benefits as provided in this Section IV and (ii) Executive does not revoke such release within any applicable revocation period following his delivery of the executed release to the Company.  If the requirements of this Section IV.G are met, then, subject to Section IV.H below, the severance payments and benefits to which Executive is otherwise eligible to receive under this Section IV shall begin or be made, as applicable, on the first regularly scheduled payroll date of the Company immediately following or coincident with the sixtieth (60th) day following the date on which Executive’s employment is terminated, and shall be paid or commence, as applicable, retroactively without interest, as of Executive’s termination date.

H.	Compliance with IRC Section 409A

1.
Severance Payments; Delay.  Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Executive under this Agreement in connection with a termination of Executive’s employment that would be considered “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations thereunder (the “Code”), in no event shall a termination of employment be considered to have occurred under this Agreement unless such termination constitutes Executive’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h), and any successor provision thereto (“Separation from Service”).  Notwithstanding anything in this Agreement to the contrary, if at the time of Executive’s termination of employment with the Company and its affiliates, Executive is a “specified employee,” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death.  Upon the earlier of such dates, all payments deferred pursuant to this Section shall be paid in a lump sum to Executive (or Executive’s estate), without interest, and the balance of payments due Executive will be paid monthly or as otherwise provided herein.  The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code, and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

2.
Section 409A; Separate Payments.  Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, any severance payments payable to Executive under this Agreement shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals).  This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (i) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (ii) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code, including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

3.
Expense Reimbursements.  Any reimbursement of any costs and expenses by the Company to Executive under this Agreement shall be made by the Company in no event later than the close of Executive’s taxable year following the taxable year in which the cost or expense is incurred by Executive.  The expenses incurred by Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by Executive in any other calendar year that are eligible for reimbursement hereunder and Executive’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

I.
Certain Excise Taxes.  Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from Company or any of its affiliates, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from Company and its affiliates will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under section 4999 of the Code and any other applicable taxes).  The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.  The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by Company in good faith.  If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to Company upon notification that an overpayment has been made.  Nothing in this Section IV.I shall require Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under section 4999 of the Code.

V.	Non-Competition; Non-Solicitation.

A.	Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

B.
During the Employment Term and for a period of one (1) year following the date Executive ceases to be employed by the Company or an affiliate (or for a period of two (2) years if Executive ceases to be employed by the Company or an affiliate by reason of employment termination pursuant to Section IV.A above) (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

1.	with whom Executive had personal contact or dealings on behalf of the Company during the one (1) year period preceding Executive’s termination of employment;

2.	with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company during the one (1) year immediately preceding Executive’s termination of employment; or

3.	for whom Executive had direct or indirect responsibility during the one (1) year immediately preceding Executive’s termination of employment.

C.	During the Restricted Period, Executive will not directly or indirectly:

1.
engage in any business that materially competes with any business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct within twelve (12) months from the effective of the termination and as to which Executive is personally aware of such planning in the future) in any geographical area that is within 100 miles of any geographical area where the Company or its affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services and over which Executive had responsibilities (a “Competitive Business”);

2.	enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

3.
acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

4.
interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.

D.
Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates that is publicly traded on a national stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person or (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

E.	During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

1.	solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

2.
hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one (1) year prior to or after, the termination of Executive’s employment with the Company.

F.
During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

G.
It is expressly understood and agreed that although Executive and agreed that although Executive and the Company consider the restrictions contained in this Section V to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

VI.	Confidentiality; Intellectual Property.

A.	Confidentiality.

1.
Executive will not at any time (whether during or after Executive’s employment with the Company and its affiliates) retain or use for the benefit, purposes or account of Executive or any other Person; or disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or Confidential Information without the prior written authorization of the Board.  For purposes of this Agreement, “Confidential Information” means all written, electronic, machine-reproducible, oral and visual data, information, and material, including, without limitation, business, financial, and technical information, computer programs, documents and records (including those that Executive develops in the scope of his employment) that either: (i) the Company and its affiliates, or any of their respective customers or suppliers, treats as confidential or proprietary through markings or otherwise; (ii) relates to the Company and its affiliates, or any of their respective customers or suppliers, or any of their respective business activities, products, or services (including software programs and techniques) and is competitively sensitive or not generally known in the relevant trade or industry; or (iii) derives independent economic value from the investment needed to compile or create such information and/or its not being known to, or generally ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use.  Notwithstanding any provisions herein to the contrary, the provisions of this Section VI.A do not prohibit Executive from disclosing Confidential Information in the performance of his duties under this Agreement.

2.
Confidential Information shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

3.
Upon termination of Executive’s employment with the Company and its affiliates for any reason, Executive shall cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or its affiliates; immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

4.
If Executive has entered into a separate individual confidentiality agreement with the Company, the terms of such individual agreement shall continue (in addition to those of this Agreement) as provided therein; however to the extent of a conflict with the terms of this Agreement, the terms of this Agreement shall control.

B.	Intellectual Property.

1.
If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

2.
If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

3.
Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works.  The records will be available to and remain the sole property and intellectual property of the Company at all times.

4.
Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works.  If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

5.
Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.  Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant.  Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest.  Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

C.	The provisions of this Section VI shall survive the termination of Executive’s employment for any reason.

VII.
Specific Performance.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section V or Section VI herein would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

VIII.	Miscellaneous.

A.
Governing Law/Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflict of laws principles thereof.  Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Houston, Texas, for the purposes of any proceeding arising out of or based upon this Agreement.

B.
Dispute Resolution.  Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in Houston, Harris County, Texas before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (Streamlined Arbitration Rules and Procedures).  Judgment on the award pursuant to such arbitration may be entered in any court having jurisdiction.  This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.  The arbitrator may, in its award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

C.
Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

D.
No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

E.
Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

F.
Assignment.  This Agreement and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive.  Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

G.
Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

H.
Notices.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:
Integrated Electrical Services, Inc.
1800 West Loop South, Suite 500
Houston, Texas 77027
Attention: General Counsel
Fax: (713) 860-1578

If to Executive:
Terry L. Freeman
24614 Bay Hill Boulevard
Katy, Texas 77494

I.
Executive Representation.  Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

J.	Reimbursement of Legal Expenses. The Company shall reimburse Executive for reasonable and customary fees charged by his attorney to provide review of and legal counsel concerning this Agreement.

K.
Cooperation.  Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder.  Executive shall be entitled to reimbursement for reasonable and customary expenses incurred for purposes of cooperating in any action or proceeding pursuant to this section.  This provision shall survive any termination of this Agreement.

L.	Indemnification.

1.
The Company shall, to the maximum extent permitted by applicable law, indemnify Executive if he is made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor (collectively, a “Proceeding”), by reason of the fact that Executive is or was a director or officer of the Company, or is or was serving in any capacity at the request of the Company for any other corporation, partnership, joint venture, trust, executive benefit plan or other enterprise, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including reasonable attorneys’ fees and disbursements) paid or incurred in connection with any such Proceeding.

2.
The Company shall, from time to time, reimburse or advance to Executive the funds necessary for payment of expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any Proceeding in advance of the final disposition of such Proceeding; provided, however, that such portion of such expenses incurred by or on behalf of Executive may be paid in advance of the final disposition of a Proceeding only upon receipt by the Company of an undertaking, by or on behalf of Executive, to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that Executive is not entitled to be indemnified for such expenses.  In the event that both Executive and the Company are made a party to the same Proceeding, the Company agrees to engage counsel, and Executive agrees to use the same counsel, provided that if such counsel selected by the company shall have a conflict of interest that prevents such counsel from representing Executive, Executive may engage separate counsel and the Company shall pay all reasonable attorneys’ fees and expenses incurred as set forth in this Section VIII.L.

3.
The right to indemnification and reimbursement or advance of expenses provided by, or granted pursuant to, this Section VIII.L shall not be deemed exclusive of any other rights which Executive may now or hereafter have under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

4.
The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section VIII.L shall continue as to Executive after he has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of Executive.

5.
The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section VIII.L shall be enforceable by Executive in any court of competent jurisdiction.  Executive shall also be indemnified for any reasonable expenses incurred in connection with successfully establishing his right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

6.
If Executive serves (i) another corporation or entity of which a majority of the shares entitled to vote in the election of its directors or ownership is held by the Company, directly or indirectly, or (ii) any executive benefit plan of the Company or any corporation or other entity referred to in clause (i), in any capacity, then he shall be deemed to be doing so at the request of the Company.

7.
The right to indemnification or reimbursement or advancement of expenses shall be interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding.

M.
Directors and Officers Liability Insurance.  The Company will insure Executive, for the duration of his employment and thereafter with respect to his acts and omissions occurring during such employment under a contract of director and officer liability insurance to the same extent as such insurance insures members of the Board.

N.
Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

O.	Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

Executive:

/s/ Terry L. Freeman                March 29, 2010
Terry L. Freeman                 Dated

Integrated Electrical Services, Inc.:

/s/ Robert B. Callahan              March 29, 2010
Robert B. Callahan                                               Dated
Senior Vice President – Human Resources